UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

February 8, 2005

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 Chadron Avenue, Hawthorne, CA	90250
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 978-0516

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2005, OSI Systems, Inc. (the “Company”) entered into a Share Purchase Agreement with the owners of Blease Medical Holdings Limited, a privately-owned manufacturer of medical products (“Blease”). The information contained in Item 2.01 below is hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 8, 2005, the Company entered into a Share Purchase Agreement with the owners of Blease and completed the acquisition on that same date. Blease is a privately-owned manufacturer of medical products such as anesthesia systems, vaporizers and ventilators. As a result of the acquisition, Blease has become a wholly-owned subsidiary of the Company. Prior to the acquisition, Blease was owned by various individuals and third-party investors, none of whom shared any material relationship, other than with respect to the transaction, with the Company.

Purchase consideration for the acquisition consisted of an initial payment of £4.5 million (approximately $8.4 million) in cash. Furthermore, during the three years following the close, contingent consideration is payable based on Blease’s net revenues, provided certain requirements are met. The contingent consideration is capped at £6.25 million (currently, approximately $11.6 million).

The Share Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements:

The Company is not required to file financials statements in connection with its acquisition of Blease.

(b)	Pro forma financial information:

The Company is not required to file pro forma financial information in connection with its acquisition of Blease.

(c)	Exhibits:

2.1	Share Purchase Agreement, dated February 8, 2005. Upon request of the Commission, the Company agrees to furnish a copy of any of the exhibits and schedules to the Share Purchase Agreement identified therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.

Date: February 14, 2005	By:	/s/ Victor Sze
Victor Sze
General Counsel

EXHIBIT INDEX

to

FORM 8-K

OSI SYSTEMS, INC.

Exhibit No.	ITEM
2.1	Share Purchase Agreement, dated February 8, 2005.